Exhibit 10.1

Execution Version

AGREEMENT

AGREEMENT made and entered into by and between Michaels Stores, Inc. (the “Company”) and Carl Rubin (the “Executive”), this 13th day of February, 2013.

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its Chief Executive Officer and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.                                      Employment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

2.                                      Term.  The Executive’s employment under this Agreement shall commence on March 18, 2013 or on such earlier date as the Company and the Executive may agree (the “Effective Date”) and shall continue in effect until terminated in accordance with Section 5.  The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3.                                      Capacity and Performance.

(a)                                 During the term hereof, the Executive shall serve the Company as its Chief Executive Officer (“CEO”).  In addition, and without further compensation, the Executive will be appointed as a member of the board of directors of the Company (the “Board”) and agrees to serve as a director and/or officer of one or more of the Company’s Immediate Affiliates (as defined in Section 13 hereof) if so elected or appointed from time to time.  If the Executive’s employment with the Company terminates for any reason, then concurrently with such termination, the Executive will be deemed to have resigned from the Board and any director, officer, trustee, or other positions he may hold with the Company, the Company’s Affiliates, or any of their respective related committees, trusts, foundations, or other similar entities, in each case unless otherwise agreed in writing by the Company and the Executive.

(b)                                 During the term hereof, the Executive shall report to the Board.

(c)                                  During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his position, including, without limitation, general oversight and direction of the operations of the Company and such other duties and responsibilities on behalf of the Company consistent with the responsibilities of a Chief Executive Officer, as well as the duties and responsibilities reasonably related to other positions on behalf of the Immediate Affiliates, as may be designated from time to time by the Board or by its Chair or other designee.

(d)                                 During the term hereof, the Executive shall devote substantially all of his business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and, if so elected or appointed, its Immediate Affiliates and to the discharge of his duties and responsibilities hereunder.  The Company hereby agrees that the Executive may participate in appropriate trade associations.  In addition, he may engage in appropriate civic, charitable, religious or personal activities that do not conflict or interfere with the proper performance of his duties hereunder or violate Sections 7, 8, or 9 of this Agreement.  However, the Executive shall not engage in any other business activity or serve in any industry, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing.

4.                                      Compensation and Benefits.  As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Immediate Affiliates, pursuant to this Agreement or otherwise:

(a)                                 Base Salary.  During the term hereof, the Company shall pay the Executive a base salary at the rate of One Million One Hundred Dollars ($1,100,000) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board, in its sole discretion.  Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

(b)                                 Bonuses.  For each fiscal year completed during the term hereof, the Executive shall be eligible to earn an annual bonus under the Company’s annual performance-based bonus plan as from time to time in effect, subject to the achievement of such performance targets as shall be determined in the discretion of the Board.  The Executive’s target bonus shall be one hundred percent (100%) of Base Salary, with a maximum bonus potential of two hundred percent (200%) of Base Salary for performance in excess of the performance targets and with the actual amount of bonus, if any, to be determined by the Board in its sole discretion.  Such bonus is hereafter referred to as the “Annual Bonus.”  Subject to Section 5, Executive shall be eligible for a Annual Bonus in respect of the full fiscal year 2013.

(c)                                  Vacations.  During the term hereof, the Executive shall be entitled to earn vacation at the rate of five (5) weeks per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company.  Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d)                                 Other Benefits.  During the term hereof, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for the Chief Executive Officer of the Company (including a premium car lease) or senior executives of the Company generally, except to the extent any Employee Benefit Plan provides benefits otherwise of a type otherwise provided to the Executive hereunder (e.g., a severance pay plan), in which case such benefits will be provided exclusively pursuant to this Agreement.  Such participation in the Company’s Employee Benefit Plans shall be subject to the terms of the applicable plan documents and generally applicable Company policies.  For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(e)                                  Business Expenses.  The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to such reasonable substantiation and documentation as may be specified by the Company from time to time.  Such expenses shall include, without limitation, the following:

(i)                                     reasonable expenses associated with relocation of Executive, his family and household goods to Texas and with obtaining suitable housing in Texas, all in accordance with the Company’s current executive relocation plan;

(ii)                                  reasonable legal fees incurred in connection with his negotiation with the Company of this Agreement and the option and restricted stock award documents described in (f) and (g) below; and

(iii)                               reasonable travel expenses, including business class airfare when available.

(f)                                   Restricted Stock Grants.  On or promptly following the Effective Date, the Company shall grant to Executive two-hundred thousand (200,000) shares of restricted stock pursuant to the form of Restricted Stock Award Agreement attached as Exhibit A.  Promptly following the date that the Board or a committee of the Board determines the fair market value of a share of the Company’s common stock as of February 2, 2013 (the “Fourth Quarter FMV”), the Company shall grant to the Executive pursuant to the form of Restricted Stock Award Agreement attached as Exhibit B an additional number of shares of restricted stock equal to (i) the Fourth Quarter FMV minus $25.69, multiplied by (ii) twenty-one thousand three hundred fifty seven (21,357).

(g)                                  Option Grant.  On or promptly following the Effective Date, the Company will grant to Executive an option to purchase one million two-hundred and fifty thousand (1,250,000) shares of common stock pursuant to the form of Stock Option Agreement attached as Exhibit C.

(h)                                 Price Protection Payment.  For ninety (90) days beginning the day after the Executive’s employment with Ulta Salon, Cosmetics & Fragrance, Inc. (“Ulta”) terminates (which period shall be extended to the extent the underlying post-employment exercise period of the options is extended for any “blackout period” in which the Executive is prohibited under Ulta policy or applicable law, including any stock exchange listing requirement, from engaging in any sale of Ulta stock (a “Blackout Period”)) (such ninety (90)-day period as it may be extended, if at all, the “Sale Window”) the Executive agrees upon the direction of the Board (or its designee) to exercise his options to purchase shares of Ulta stock and promptly sell any such shares of Ulta stock received by the Executive upon such exercise, provided that at the time of such direction to exercise and sell, the Executive is not subject to a Blackout Period.  If at the time the Board (or its designee) directs the Executive to sell such Ulta shares owned by the Executive, the executed sale price is below $90.00 per share, the Company agrees to pay the Executive a cash amount, less applicable withholding, equal to the difference between $90.00 per share and the per share sale price of any such shares up to 130,000 shares (as such number of shares may be reduced below) (the “Price Protection Payment”).  In the event that the Executive does not exercise and sell such Ulta shares as directed by the Board (or its designee) by the end of the next trading day following receipt of such notice, the Executive shall not be entitled to a Price Protection Payment with respect to those shares.  Any Price Protection Payment payable to the Executive by the Company pursuant to this Section 4(h) shall be paid to him in a lump sum within fourteen (14) days following the close of the Sale Window, provided, however, that if the Executive resigns without Good Reason or his employment is terminated by the Company for Cause before or on the second anniversary of the Effective Date, the Executive shall be obligated to repay the Price Protection Payment in full to the Company, together with interest at an annualized rate equal to the rate on the two-year treasury constant maturity rate as published by the Federal Reserve Board on the date closest to the date of such termination date, within sixty (60) days of his termination date.

(i)                                     Inducement Bonus.  Promptly following the filing of the Ulta proxy statement for its 2013 annual meeting, and no later than fourteen (14) days following such date, the Company shall pay the Executive a lump-sum cash amount equal to the bonus that the Executive would have been entitled to receive under the Ulta annual bonus plan in which the Executive participated (the “Ulta STIP”) had he remained employed by Ulta through the date Ulta pays its 2012 Ulta STIP bonuses, less applicable withholding (the “2012 Bonus”), provided, however, that the Company will not be required to pay the 2012 Bonus to the extent it is paid by Ulta.

(j)                                Investment in the Company.  The Executive will have the opportunity to purchase up to $3,000,000 of common stock of the Company up until the sixtieth (60th) day following the Effective Date at the purchase date per share fair market value of the Company’s common stock, as determined by the Board of Directors, subject to his executing customary agreements in connection with the foregoing, including subscription documents and the Amended and Restated Stockholders Agreement among the Company and certain stockholders of the Company dated as of October 31, 2006, as such agreement may be amended from time to time.

5.                                      Termination of Employment and Severance Benefits.  The Executive’s employment hereunder shall terminate under the following circumstances:

(a)                                 Death.  In the event of the Executive’s death prior to his termination of employment under any other section this Agreement, the Executive’s employment hereunder shall immediately and automatically terminate.  In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in a written notice delivered to the Company, to his estate, (i) any Base Salary earned but not paid through the date of termination; (ii) pay for any vacation time earned but not used through the date of termination; (iii) any Annual Bonus earned for the fiscal year preceding that in which termination occurs, but unpaid on the date of termination (payable at the time provided in the Company’s then applicable annual performance-based bonus plan); and (iv) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination that such expenses are reimbursable under Company policy, and that such expenses are reimbursed not later than the applicable deadline specified in the Company’s then applicable reimbursement policy (all of the foregoing, “Final Compensation”).  The portion of the Final Compensation specified in clauses (i) and (ii) above shall be paid within thirty (30) days following the date of termination.  In addition, in the event of the Executive’s termination of employment under this Section 5(a), the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in a written notice delivered to the Company, to his estate, a pro-rated Annual Bonus for the year in which termination occurs, based on the actual Annual Bonus that the Executive would have received for such year had he remained employed by the Company for the full year and determined based on the Company’s actual results for such year (payable at the time provided in the Company’s then applicable annual performance-based bonus plan) (the “Pro-Rata Bonus”).  The Company shall have no further obligation to the Executive hereunder.

(b)                                 Disability.

(i)                                     The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one hundred and twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days.  In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation and the Pro-Rata Bonus (which shall be paid at the same time or times as in the case of a termination by reason of death).

(ii)                                  The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.  Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and to participate in the Company’s Employee Benefit Plans in accordance with Section 4(d), to the extent permitted by the then-current terms of such plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(iii)                               While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in the Company’s Employee Benefit Plans in accordance with Section 4(d), to the extent permitted by the then-current terms of such plans, until the termination of his employment.

(iv)                              If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue.  If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c)                                  By the Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause at any time upon written notice to the Executive by the Board setting forth in reasonable detail the nature of such Cause.  “Cause” shall mean the following events or conditions, as determined by the Board in its reasonable judgment:  (i) the Executive’s willful failure to perform (other than by reason of disability), or gross negligence in the performance of, his material duties and responsibilities to the Company or any of its Affiliates, or willful failure to follow or carry out any lawful and reasonable direction of the Board, and the continuance of such willful failure or gross negligence for a period of twenty-five (25) days after delivery of written notice to the Executive; (ii) the willful material breach by the Executive of any provision of this Agreement or any other material agreement between the Executive and the Company or any of its Affiliates and the continuance of such material breach for a period of twenty-five (25) days after delivery of written notice to the Executive; (iii) fraud, embezzlement, theft or other dishonesty by the Executive with respect to the Company or any of its Affiliates; (iv) the conviction of, or a plea of nolo contendere by, the Executive for any felony or any other crime involving dishonesty or moral turpitude; and (v) any other conduct that involves a willful and material breach of fiduciary obligation on the part of the Executive.  Upon the giving of notice of termination of the Executive’s employment hereunder for Cause or the expiration of the twenty-five (25)-day cure period (without cure), as applicable, the Company shall have no further obligation to the Executive, other than for Final Compensation (which shall be paid at the same time or times as in the case of a termination by reason of death) and continued medical and dental coverage to the extent required by the so-called “COBRA” coverage continuation rules and permitted under the Company’s medical and dental policies.

(d)                                 By the Company Other than for Cause.  The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive.  In the event of such termination, in addition to Final Compensation (which shall be paid at the same time or times as in the case of a termination by reason of death), then for the period of two (2) years following the date of termination, the Company shall provide the Executive the following (in the aggregate, the “Severance Benefits”) as follows:  (i) the Company will pay the Executive severance pay (the “Severance Pay”) equal to the sum of (A) the Base Salary at the annual rate in effect on the date of termination and (B) the Executive’s target Annual Bonus determined in accordance with Section 4(b) hereof and (ii) it shall provide the Executive with continued medical and dental coverage to the extent required by the so-called “COBRA” coverage continuation rules and shall pay to the Executive, at the same time as it pays the first severance payment under clause (i)(A), a lump sum amount equal in its reasonable estimation to what would have been the Company’s premium cost subject only to the Executive’s payment of the employee portion (determined on the same basis as applied to the Executive on the date of termination for the Executive and the Executive’s family members), minus any required withholding.  Any obligation of the Company to provide the Severance Benefits under this Section 5(d) or Section 5(e) below is conditioned, however, on the Executive signing and returning to the Company (without revoking) a timely and effective release of claims substantially in the form attached as Exhibit D by the deadline specified therein, all of which (including the lapse of the period for revoking the release of claims as specified in the release of claims) shall have occurred no later than the sixtieth (60th) calendar day following the date of termination (any such release submitted by such deadline, the “Release of Claims”) and on the Executive’s continued compliance with his obligations to the Company and its Affiliates that survive his termination of employment, including without limitation those set forth in Sections 7, 8, and 9 hereof.  The Release of Claims creates legally binding obligations on the part of the Executive, and the Company and its Affiliates therefore advise the Executive to seek the advice of an attorney before signing the Release of Claims.  Only if the foregoing conditions to payment are satisfied, and subject to Section 5(g) below, the Severance Pay shall be paid in installments on a pro-rated basis in accordance with the Company’s regular payroll practices commencing on the first regular payroll date that follows the date of termination by sixty (60) days, with the first such payment to include all amounts that would have been paid under Section 5(d)(i) had payment commenced on the first payroll date after termination of employment.

(e)                                  By the Executive for Good Reason.  The Executive may terminate his employment hereunder for Good Reason pursuant to the procedures hereinafter specified.  The following, if occurring without the Executive’s consent or other than for tax or other regulatory reasons, shall constitute Good Reason for termination by the Executive:

(i)                                     removal of the Executive from the position of CEO or director of the Company (or a successor corporation), or removal of the Executive from a director or officer position of an Immediate Affiliate;

(ii)                                  material diminution in the nature or scope of the Executive’s responsibilities, duties or authority, including the appointment or election of a Board Chairman who is also an executive officer of the Company, other than the Executive, a change in the Executive’s direct reporting to the full Board or a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor corporation) by another corporation or other entity or resulting from an acquisition by a person or entity of at least fifty percent (50%) of the equity, property or other assets of the Company or any of its Affiliates; provided, however, that any material diminution of the business of the Company or any of its Affiliates shall not constitute “Good Reason”;

(iii)                               material failure of the Company to provide the Executive the Base Salary and Annual Bonus opportunity in accordance with the terms of Section 4 hereof; or

(iv)                              relocation of the Executive’s office to an area outside of a fifty (50)- mile radius from the Company’s current headquarters in Irving, Texas.

To qualify as a termination for Good Reason under this Section 5(e), the Executive must have given notice to the Company, setting forth in reasonable detail the condition purportedly giving rise to the Good Reason within ninety (90) days of the initial existence or occurrence of the condition, the Company must have failed to cure the condition within thirty (30) days of receiving such notice, and the Executive must terminate his employment within thirty (30) days following the expiration of the thirty (30)-day cure period.  In the event of termination in accordance with this Section 5(e), the Executive will be entitled to the Severance Payments to which he would have been entitled had he been terminated by the Company other than for Cause, subject to the same conditions to payment as are specified in Section 5(d) above and with any payments and benefits to be paid or provided at the same time and in the same manner as prescribed in Section 5(d) above.

(f)                                   By the Executive Other than for Good Reason.  The Executive may terminate his employment hereunder at any time upon thirty (30) days’ prior written notice to the Company. In the event the Executive terminates his employment pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the period so waived.  The Company shall have no further obligation to the Executive, other than for any Final Compensation due to him (which shall be paid at the same time or times as in the case of termination by reason of death).

(g)                                  Timing of Payments and 409A.

(i)                                     For purposes of determining whether any payment or series of payment owed to the Executive hereunder qualify for the “short-term deferral” exception under Section 409A of the Code, each such payment (and each payment in a series of payments) shall be treated as a separate payment.

(ii)                                  For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations after giving effect to the presumptions contained therein).

(iii)                               If at the time of the Executive’s termination of employment, the Executive is a “specified employee” (as defined below), any payments hereunder that are payable on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulations Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury Regulations Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.

(iv)                              Any reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (A) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other taxable year; (B) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (C) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

6.                                      Effect of Termination.  The provisions of this Section 6 shall apply to any termination, whether pursuant to Section 5 or otherwise.

(a)                                 In the event of the termination of the Executive’s employment hereunder, payment by the Company of any Final Compensation or Severance Benefits due the Executive in accordance with the applicable termination provision of Section 5 hereof shall constitute the entire obligation of the Company to the Executive.  The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5 hereof.

(b)                                 Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law or as expressly provided in Section 5(d)(ii)(A), the Executive’s participation in all benefit plans shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary as Severance Pay under Sections 5(d) or (e), for notice waived pursuant to Section 5(f), or otherwise or to any other payment to the Executive following such date of termination.

(c)                                  Provisions of this Agreement shall survive any termination of the term hereof, if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof.  Any obligation of the Company otherwise to make payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof is expressly conditioned upon the Executive’s continued full performance of his obligations under Sections 7, 8 and 9 hereof.  The Executive recognizes that no compensation is earned after termination of his employment hereunder, except as otherwise expressly provided in accordance with Section 5(d), 5(e) or 5(f) (for any portion of the notice period waived).

7.                                      Confidential Information.

(a)                                 The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information; that the Executive may develop Confidential Information for the Company or its Affiliates; and that the Executive may learn of Confidential Information during the course of employment.  The Executive agrees that all Confidential Information which the Executive creates or to which he has access as a result of his employment or other associations with the Company or any of its Affiliates is and shall remain the sole and exclusive property of the Company or its Affiliate, as applicable.  The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates, other than as required for the proper performance of the Executive’s duties and responsibilities to the Company and its Affiliates or as required by applicable law or legal process after notice to the Company and a reasonable opportunity for it to seek protection of such Confidential Information prior to disclosure.  The Executive understands that these restrictions shall continue to apply after his employment terminates, regardless of the reason for such termination.  The confidentiality obligation under this Section 7 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates.

(b)                                 All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies or derivatives (including without limitation electronic), in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates.  The Executive shall safeguard all Documents and other property of the Company or any of its Affiliates and all documents, records and files of the distributors, vendors and other Persons with whom the Company or any of its Affiliates does business (the “Third-Party Documents”) then in the Executive’s possession or control.  The Executive also agrees that, upon request of any duly authorized officer of the Company, the Executive shall disclose all passwords and passcodes necessary or desirable to enable the Company or any of its Affiliates or the Persons with whom the Company or any of its Affiliates do business to obtain access to the Documents and Third-Party Documents.

8.                                      Assignment of Rights to Intellectual Property.  The Executive shall promptly and fully disclose all Intellectual Property to the Company.  The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property.  The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations.  All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

9.                                      Restricted Activities.  The Executive acknowledges the importance to the Company and its Affiliates of protecting their trade secrets and other Confidential Information and their other legitimate business interests, including without limitation the valuable trade secrets, other Confidential Information and goodwill that they have developed or acquired and which they shall continue to develop and acquire while the Executive’s employment continues.  The Company agrees, in consideration of the Executive’s acceptance of the restrictions set forth below, to grant the Executive access to trade secrets and other Confidential Information of the Company and its Immediate Affiliates and to their valuable business relationships and their goodwill.  The Executive acknowledges and agrees that the restrictions on his activities during and after his employment set forth below are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a)                                 The Executive agrees that, during his employment with the Company and for the period of twenty-four (24) months immediately following the termination of his employment, regardless of the basis or timing of such termination, the Executive will not, directly or indirectly, alone or in association with others, anywhere in the Territory, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, investor, principal, joint venturer, shareholder, partner, director, consultant, agent or otherwise with, or have any financial interest (through stock or other equity ownership, investment of capital, the lending of money or otherwise) in, any business, venture or activity that (i) directly or indirectly competes, or is in planning, or has undertaken any preparation, to compete, with the Business of the Company or any of its Immediate Affiliates or (ii) is identified by agreement between the Executive and the Board (in either case, a “Competitor”), except that nothing contained in this Section 9(a) shall prevent the Executive’s wholly passive ownership of two percent (2%) or less of the equity securities of any Competitor that is a publicly-traded company.  For purposes of this Agreement, the “Business of the Company or any of its Immediate Affiliates” or “Business” is that of retail sales of arts and crafts products; provided, that the term “Competitor” shall not include any business, venture or activity whose gross receipts derived from the retail sale of arts and crafts products (aggregated with the gross receipts derived from the retail sale of arts and crafts projects of any related business, venture or activity) are less than the lesser of $100,000,000 or ten percent (10%) of the aggregate gross receipts of such businesses, ventures or activities.  For purposes of this Agreement, the “Territory” is those states within the United States and those provinces of Canada in which the Company or any of its Immediate Affiliates is doing or actively planning to do business at any time during the Executive’s employment or, with respect to his obligations hereunder following termination of his employment with the Company, at any time during the six (6) months immediately preceding such termination.

(b)                                 The Executive agrees that, during his employment with the Company, he will comply with any and all codes of ethics or business conduct of the Company applicable to his position, as in effect from time to time, and will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

(c)                                  The Executive agrees that, during his employment and during the period  of twenty-four (24) months immediately following termination of his employment, regardless of the basis or timing of such termination, the Executive will not, and will not assist any other Person to, (i) hire or solicit for hire any employee of the Company or any of its Immediate Affiliates or seek to persuade any employee of the Company or any of its Immediate Affiliates to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Immediate Affiliates to terminate or diminish its relationship with them; provided, however, that, after termination of the Executive’s employment with the Company, these restrictions shall apply only with respect to employees of, and independent contractors providing services to, the Company or any of its Immediate Affiliates on the date the Executive’s employment with the Company terminates or at any time during the preceding twelve (12) months.

(d)                                 The Executive agrees that, during his employment and during the period  of  twenty-four (24) months immediately following termination of his employment, regardless of the basis or timing of such termination, the Executive will not directly or indirectly solicit or encourage any distributor or vendor to the Company or any of its Immediate Affiliates to terminate or breach any agreement with the Company or any of its Immediate Affiliates or to terminate or diminish its relationship with the Company or any of its Immediate Affiliates;  provided, however, that, after termination of the Executive’s employment with the Company, these restrictions shall apply only with respect to those distributors and vendors who were doing business with the Company or any of its Affiliates on the date the Executive’s employment terminates or at any time during the preceding twelve (12) months.

10.                               Notification Requirement.  Until the conclusion of twenty-four (24) months following termination of his employment with the Company, the Executive shall give notice to the Company of each new business activity he plans to undertake if it involves, directly or indirectly, the retail sales of arts and crafts products at least ten (10) business days prior to beginning any such activity.  Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person.  The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under Sections 7, 8 and 9 hereof.

11.                               Enforcement of Covenants.  The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof.  The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints.  The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing.   The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company and its Affiliates would be irreparable.  The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond.  The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  The Executive agrees that the restricted period set forth in Section 9(a), (c) and (d) hereof shall be tolled, and shall not run, during any period of time in which he is in violation of the terms thereof, in order that the Company and its Affiliates shall have all of the agreed-upon temporal protection recited herein.  No breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of the Executive’s employment relationship with the Company, shall operate to extinguish the Executive’s obligation to comply with Sections 7, 8 and 9 hereof.

12.                               Conflicting Agreements.  The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder.  The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

13.                               Definitions.  Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein.  For purposes of this Agreement, the following definitions apply:

(a)                                 “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, contract or equity interest.

(b)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(c)                                  “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those Persons with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates; (ii) the products and services of the Company and its Affiliates; (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates; (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships.  Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(d)                                 “Immediate Affiliates” means those Affiliates which are one of the following: (i) a direct or indirect subsidiary of the Company, (ii) a parent to the Company or (iii) a direct or indirect subsidiary of such a parent.

(e)                                  “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to the Business of the Company or any of its Immediate Affiliates or to any prospective activity of the Company or any of its Immediate Affiliates or to any work performed by the Executive for the Company or any of its Immediate Affiliates or that make use of  Confidential Information or any of the equipment or facilities or other resources of the Company or any of its Immediate Affiliates.

(f)                                   “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

15.                               Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

16.                               Assignment.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

17.                               Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18.                               Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19.                               Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

20.                               Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

21.                               Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by a expressly authorized representative of the Board.

22.                               Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

23.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

24.                               Governing Law.  This is a Texas contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.  In the event of any alleged breach or threatened breach of the covenants in Sections 7, 8 or 9 of this Agreement, the Executive hereby consents and submits to the jurisdiction of the federal and state courts in and of the State of Texas.

25.                               Resolution of Non-Covenant Disputes.  Subject to Section 24, any and all disputes, controversies and/or claims arising in the future between the Executive and the Company or any of its Affiliates related to this Agreement shall be resolved through final and binding arbitration before a single arbitrator in the Dallas, Texas metropolitan area, conducted in accordance with the National Rules for the Resolution of Employment Disputes (“Employment Rules”) of the American Arbitration Association (“AAA”) then in effect and will permit discovery in accordance with the Employment Rules.  The parties to the arbitration shall jointly appoint the arbitrator within thirty (30) days after initiation of the arbitration.  If the parties fail to appoint an arbitrator as provided above, an arbitrator with substantial experience in executive employment matters shall be appointed by the AAA as provided in the Employment Rules.  The arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement, and the arbitrator shall have no authority, power or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Agreement.  The only claims not covered by this agreement to arbitrate are claims to enforce the Executive’s obligations under Sections 7, 8 or 9 of this Agreement by temporary or permanent injunction.  To the extent arbitration is required, no party asserting a claim has the right to resort to any federal, state or local court or administrative agency concerning the claim unless expressly provided by federal statute, and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute, unless precluded by federal statute.  Both the Executive and the Company expressly waive all rights to a jury trial in court on all statutory or other claims within the scope of this agreement to arbitrate, including, without limitation, those identified in this Section 25.  Judgment on any arbitration award obtained hereunder may be entered into any court having jurisdiction thereof.  The provisions of this Section 25 shall survive the termination or expiration of this Agreement and shall be binding upon any successor to the Company.

[Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

MICHAELS STORES, INC.

/s/ Carl S. Rubin	By:	Michael J. Veitenheimer
Carl Rubin
	Title:	SVP — General Counsel & Secretary

Signature Page to Employment Agreement